SECOND AMENDMENT TO THE
DISTRIBUTION AGREEMENT

THIS SECOND AMENDMENT, dated as of March 21, 2018, is entered into by and among Angel Oak Funds Trust, a Delaware statutory trust (the “Trust”), Quasar Distributors, LLC, a Delaware limited liability company (the “Distributor”), as parties to the Distribution Agreement dated as of October 14, 2014, (the “Agreement”).

WHEREAS, the parties to the Agreement desire to amend the Agreement to add the Angel Oak UltraShort Income Fund;

NOW THEREFORE, pursuant to section 11(B) of the Agreement, the parties hereby amend the Agreement as follows:

Exhibit A is hereby superseded and replaced in its entirety with Exhibit A attached hereto.

The Agreement, as amended, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

ANGEL OAK FUNDS TRUST		QUASAR DISTRIBUTORS, LLC

By:	/s/ Dory Black	By:	/s/ James R. Schoenike
Name:	Dory Black	Name:	James R. Schoenike
Title:	President	President

Exhibit A to the Distribution Agreement - Angel Oak Funds Trust

Fund Names

Separate Series of Angel Oak Funds Trust

Name of Series
Angel Oak Flexible Income Fund
Angel Oak Multi-Strategy Income Fund
Angel Oak High Yield Opportunities Fund
Angel Oak UltraShort Income Fund